CERTIFICATE OF THIRD AMENDMENT OF CERTIFICATE OF DESIGNATIONS OF THE RIGHTS, PREFERENCES AND PRIVILEGES OF THE SERIES A-1 PREFERRED STOCK OF BIOVENTRIX, INC.

Pursuant to Sections 103 and 245 of
The General Corporation Law of the State of Delaware ("***DGCL***")

Bioventrix, Inc. (the "***Corporation***"), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The Corporation's Amended and Restated Certificate of Incorporation (the "***Restated Certificate***") was filed with the Secretary of State of Delaware on August 8, 2016, a Certificate of Correction to the Restated Certificate was filed on August 7, 2017, and a Second Certificate of Correction to the Restated Certificate was filed on July 21, 2020. A Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on July 25, 2017 which was amended by the Certificate of Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on November 29, 2018, and further amended by the Certificate of Second Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation (the "***Certificate of Second Amendment of the Certificate of Designations***") filed with the Secretary of State of the State of Delaware on March 29, 2019. A Certificate of Correction to the Certificate of Second Amendment of the Certificate of Designations was filed with the Secretary of State of the State of Delaware on July 23, 2020.

SECOND: Pursuant to and under the authority granted the Board by Article Fourth, Section B of the Corporation's Restated Certificate, the Board duly adopted, pursuant to a unanimous written consent effective July 17, 2020, this Certificate of Third Amendment of the Certificate of Designations (this "***Third Amendment***") to be advisable. Therefore, the resolution setting forth this Third Amendment is as follows:

> **RESOLVED**, that the Certificate of Designations of the Corporation be amended by increasing the authorized shares designated as Series A-1 Preferred Stock from 400,000 shares to 600,000 shares, with the all the same powers, preferences, privileges and rights and the qualifications, limitations and restrictions as filed in the Certificate of Designations.

THIRD: In accordance with, and pursuant to, Section 103 and 245 of the DGCL, the Board has deemed it in the best interests of the Corporation and has authorized and directed the officers of the Corporation, to file with the Delaware Secretary of State this Third Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Third Amendment to be signed by Kenneth Miller, its President, a duly authorized officer of the Corporation, on July 24, 2020.

Kenneth Miller, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:42 PM 07/24/2020
FILED 06:42 PM 07/24/2020
SR 20206407871 - File Number 5153894